SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2002

SCIOS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-11749	95-3701481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

820 West Maude Avenue, Sunnyvale, CA 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 616-8200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

On July 26, 2002, Scios, Inc. issued a press release which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On July 25, 2002, Scios Inc. (NASDAQ: SCIO) announced its financial results for the second quarter and six months ended June 30, 2002.

Second quarter 2002 net revenues were $23.0 million compared to $5.2 million in the second quarter of 2001. This increase was primarily due to Natrecor sales.

Total operating costs and expenses for the second quarter of 2002 were $44.3 million compared to $23.4 million in the second quarter of 2001. The increase in costs and expenses was largely attributable to building a marketing and sales infrastructure for Natrecor, clinical development of the p38 kinase inhibitor program and preclinical development of the TGF-beta program.

Net loss for the quarter was $22.5 million, or $0.48 per diluted share, compared to a net loss of $18.3 million, or $0.46 per diluted share, for the same period last year. Per share amounts were based on 46.5 million weighted average diluted shares in the second quarter of 2002, compared to 40.1 million weighted average diluted shares in the same quarter last year.

Cash, cash equivalents and marketable securities (both current and non-current) balances at June 30, 2002 were $101.3 million.

Net revenues for the first six months of 2002 were $39.5 million compared to $17.2 million in the same period last year. The increase was primarily due to Natrecor sales of $37.9 million. Total operating costs and expenses in the six-month period were $84.8 million, compared to $39.3 million for the year-ago period. The six months period ended June 30, 2001 included $12.5 million of revenues, inclusive of a $9.4 million gain on the sale of marketing rights from the Psychiatric Sales and Marketing Division that was discontinued in March 2001. The company reported a net loss of $47.7 million in the first six months of 2002, or $1.03 per diluted share, compared to a $22.5 million net loss, or $0.57 per diluted share, in the same period last year.

SCIOS INC.

Consolidated Balance Sheets
(in thousands, except share data and per share data)

	June 30, 2002	December 31, 2001
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,212	$58,296
Marketable securities	13,396	7,351
Accounts receivable, net	11,081	6,943
Inventory	2,613	1,158
Prepaid expenses and other assets	5,070	4,214

Total current assets	71,372	77,962
Marketable securities, non-current	48,673	63,669
Property and equipment, net	10,252	10,424
Other assets	758	4,123

Total assets	$131,055	$156,178

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$7,727	$9,625
Accrued employee compensation	10,697	9,685
Other accrued liabilities	9,531	7,206
Deferred contract revenue	1,102	—
Current portion of long-term debt	41,313	33,035

Total current liabilities	70,370	59,551
Deferred contract revenue	3,493	—
Long-term debt	15,396	15,479

Total liabilities	89,259	75,030

Stockholders’ equity:
Preferred stock; $.001 par value; 20,000,000 shares authorized; 4,991 issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; issued and outstanding 46,654,473 and 46,015,167, respectively	47	46
Additional paid-in capital	567,958	561,352
Treasury stock; shares of 40,000 at June 30, 2002 and 30,000 at December 31, 2001, respectively	(644)	(445)
Deferred warrant costs	(4,389)	(6,794)
Deferred compensation	(106)	(106)
Accumulated other comprehensive income	564	999
Accumulated deficit	(521,634)	(473,904)

Total stockholders’ equity	41,796	81,148

Total liabilities and stockholders’ equity	$131,055	$156,178

SCIOS INC.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
	(Unaudited)		(Unaudited)
Revenues:
Product sales	$22,510	$2,098	$37,883	$2,098
Research and development contracts and royalties	517	1,484	1,588	2,581
Psychiatric product sales and co-promotion commissions, net of expenses	—	1,659	—	3,142
Gain on sale of marketing rights	—	—	—	9,363

	23,027	5,241	39,471	17,184

Costs and expenses:
Cost of product sales	1,381	—	2,392	—
Research and development	16,808	13,084	31,663	22,564
Selling, general and administration	26,075	10,278	50,789	16,758

	44,264	23,362	84,844	39,322

Loss from operations	(21,237)	(18,121)	(45,373)	(22,138)

Other income (expense):
Interest income	913	742	1,721	1,554
Interest expense	(2,498)	(754)	(4,442)	(1,603)
Realized gains on securities	370	135	293	389
Other income (expense)	(56)	(275)	71	(698)

	(1,271)	(152)	(2,357)	(358)

Net loss	$(22,508)	$(18,273)	$(47,730)	$(22,496)

Loss per common share:
Basic and diluted	$(0.48)	$(0.46)	$(1.03)	$(0.57)
Weighted average number of common shares outstanding used in calculation of:
Basic and diluted	46,478,885	40,087,161	46,290,276	39,653,959

Item	7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

The following exhibits are filed as part of this Report:

No.	Exhibit
99.1	Press Release dated July 26, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIOS INC.

By:	/s/ DAVID W. GRYSKA
David W. Gryska Senior Vice President and Chief Financial Officer

Date:	July 26, 2002